Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement, Amendment No. 1 to Form S-3, of Business First Bancshares, Inc. of our report dated March 8, 2018 relating to the consolidated financial statements of Business First Bancshares, Inc. and Subsidiaries which appear in the Annual Report on Form 10-K of Business First Bancshares, Inc. for the year ended December 31, 2017.

We also consent to the reference to our firm under the captions “Experts” in the prospectus included with Amendment No. 1 to Form S-3.

/s/ Hannis T. Bourgeois, LLP

Hannis T. Bourgeois, LLP

Baton Rouge, Louisiana

April 11, 2018